PHOENIX INVESTMENT TRUST 06

INVESTMENT ADVISORY AGREEMENT

      THIS AGREEMENT, effective as of the 1st day of September, 2006 (the "Contract Date") by and between Phoenix Investment Trust 06, a Delaware statutory trust (the "Trust"), and Phoenix Investment Counsel, Inc., a Massachusetts corporation (the "Adviser").

W  I  T  N  E  S  S  E  T  H :

      1.	The Trust hereby appoints the Adviser to act as
investment adviser to the Trust on behalf of each of the portfolio series of the Trust established and designated by the Board of Trustees of the Trust (the "Trustees") on or before the date hereof, as listed on attached Schedule A (collectively, the "Existing Series"), for the period and on the terms set forth herein. The Adviser accepts such appointment and agrees to render the services described in this Agreement for the compensation herein provided.

      2.	In the event that the Trustees desire to retain the
Adviser to render investment advisory services hereunder with respect to one or more of the additional series (the "Additional Series"), by agreement in writing, the Trust and the Adviser may agree to amend Schedule A to include such Additional Series, whereupon such Additional Series shall become subject to the terms and conditions of this Agreement.

      3.	The Adviser shall furnish continuously an investment
program for the portfolio of each Existing Series and the portfolio of any Additional Series which may become subject to the terms and conditions set forth herein (sometimes collectively referred to as the "Series") and shall manage the investment and reinvestment of the assets of the portfolio of each Series, subject at all times to the supervision of the Trustees.

	4.	With respect to managing the investment and
reinvestment of the portfolio of the Series' assets, the Adviser shall provide, at its own expense:

(a)	Investment research, advice and supervision;

(b)	An investment program for each Series consistent
with its investment objectives, policies and procedures;

(c)	Implementation of the investment program for each
Series including the purchase and sale of securities;

(d)	Implementation of an investment program designed
to manage cash, cash equivalents and short-term investments for a Series with respect to assets designated from time to time to be managed by a subadviser to such Series;

(e)	Advice and assistance on the general operations
of the Trust; and

(f)	Regular reports to the Trustees on the implementation
of each Series' investment program.

      5.	The Adviser shall, for all purposes herein, be deemed
to be an independent contractor.

      6.	The Adviser shall furnish at its own expense, or pay
the expenses of the Trust, for the following:

(a)	Office facilities, including office space,
furniture and equipment;

(b)	Personnel necessary to perform the functions
required to manage the investment and
reinvestment of each Series' assets (including those required for research, statistical and investment work);

(c)	Except as otherwise approved by the Board,
personnel to serve without salaries from the Trust as officers or agents of the Trust. The
Adviser need not provide personnel to perform, or pay the expenses of the Trust for, services customarily performed for an open-end management investment company by its national distributor, custodian, financial agent, transfer agent, registrar, dividend disbursing agent, auditors and legal counsel;

(d)	Compensation and expenses, if any, of the
Trustees who are also full-time employees of the Adviser or any of its affiliated persons; and

(e)	Any subadviser recommended by the Adviser and
appointed to act on behalf of the Trust.

      7.	All costs and expenses not specifically enumerated
herein as payable by the Adviser shall be paid by the Trust.
Such expenses shall include, but shall not be limited to, all expenses (other than those specifically referred to as being borne by the Adviser) incurred in the operation of the Trust and any public offering of its shares, including, among others, interest, taxes, brokerage fees and commissions, fees of Trustees who are not full-time employees of the Adviser or any of its affiliated persons, expenses of Trustees' and shareholders' meetings including the cost of printing and mailing proxies, expenses of Adviser personnel attending Trustee meetings as required, expenses of insurance premiums for fidelity and other coverage, expenses of repurchase and redemption of shares, expenses of issue and sale of shares (to the extent not borne by its national distributor under its agreement with the Trust), expenses of printing and mailing share certificates representing shares of the Trust, association membership dues, charges of custodians, transfer agents, dividend disbursing agents and financial agents, bookkeeping, auditing and legal expenses. The Trust will also pay the fees and bear the expense of registering and maintaining the registration of the Trust and its shares with the Securities and Exchange Commission and registering or qualifying its shares under state or other securities laws and the expense of preparing and mailing prospectuses and reports to shareholders. Additionally, if authorized by the Trustees, the Trust shall pay for extraordinary expenses and expenses of a non-recurring nature which may include, but not be limited to the reasonable and proportionate cost of any reorganization or acquisition of assets and the cost of legal proceedings to which the Trust is a party.

      8.	The Adviser shall adhere to all applicable policies
and procedures as adopted from time to time by the Trustees, including but not limited to the following:

(a)	Code of Ethics.  The Adviser shall adopt a Code
of Ethics designed to prevent "access persons"
(as defined therein in accordance with Rule 17j-1
under the Investment Company Act of 1940, as
amended (the "Investment Company Act")) from
engaging in fraudulent acts or transactions that
are, or have the potential of being viewed as, a
conflict of interest, and shall monitor for
compliance with its Code of Ethics and report any
violations to the Trust's Compliance Officer.
(b)	Policy with Respect to Portfolio Transactions.
The Adviser shall have full trading discretion in
selecting broker for Series transactions on a day
to day basis so long as each selection is in
conformance with the Trust's Policy with Respect
to Brokerage Allocation.  Such discretion shall
include use of "soft dollars" for certain broker
and research services, also in conformance with
the Trust's Policy with Respect to Portfolio
Brokerage Allocation. The Adviser may delegate
the responsibilities under this section to a
Subadviser of a Series.
(c)	Procedures for the Determination of Liquidity of
Assets.  It shall be the responsibility of the
Adviser to monitor the Series' assets that are
not liquid, making such determinations as to
liquidity of a particular asset as may be
necessary, in accordance with the Trust's
Procedures for the Determination of Liquidity of
Assets. The Adviser may delegate the
responsibilities under this section to a
Subadviser of a Series.
(d)	Policy with Respect to Proxy Voting.  In the
absence of specific direction to the contrary and
in a manner consistent with the Trust's Policy
with Respect to Proxy Voting, the Adviser shall
be responsible for voting proxies with respect to
portfolio holdings of the Trust.  The Adviser
shall review all proxy solicitation materials and
be responsible for voting and handling all
proxies in relation to the assets under
management by the Adviser in accordance with such
policies and procedures adopted or approved by
each Series'.  Unless the Fund gives the Adviser
written instructions to the contrary, the Adviser
will, in compliance with the proxy voting
procedures of the Series then in effect or
approved by the Series, vote or abstain from
voting, all proxies solicited by or with respect
to the issuers of securities in which the assets
of the Series may be invested.  The Adviser shall
cause the Custodian to forward promptly to the
Adviser (or designee) all proxies upon receipt so
as to afford the Adviser a reasonable amount of
time in which to determine how to vote such
proxies.  The Adviser agrees to provide the Trust
with quarterly proxy voting reports in such form
as the Trust may request from time to time.  The
Adviser may delegate the responsibilities under
this section to a Subadviser of a Series.
(e)	Procedures for the Valuation of Securities.  It
shall be the responsibility of the Adviser to
fully comply with the Trust's Procedures for the
Valuation of Securities. The Adviser may delegate
the responsibilities under this section to a
Subadviser of a Series.
      9.	For providing the services and assuming the expenses
outlined herein, the Trust agrees that the Adviser shall be compensated as follows:

(a)	The Trust shall pay a monthly fee calculated at
an annual rate as specified in Schedule A.  The
amounts payable to the Adviser with respect to
the Series shall be based upon the average of the
values of the net assets of the Series as of the
close of business each day, computed in
accordance with the Trust's Declaration of Trust.
(b)	Compensation shall accrue immediately upon the
effective date of this Agreement.
(c)	If there is termination of this Agreement with
respect to any Series during a month, the Series'
fee for that month shall be proportionately
computed upon the average of the daily net asset
values of such Series for such partial period in
such month.
(d)	The Adviser agrees to reimburse the Trust for the
amount, if any, by which the total operating and
management expenses of the portfolio of any
Series (including the Adviser's compensation,
pursuant to this paragraph, but excluding taxes,
interest, costs of portfolio acquisitions and
dispositions and extraordinary expenses), for any
"fiscal year" exceed the level of expenses which
such Series is permitted to bear under the most
restrictive expense limitation (which is not
waived by the State) imposed on open-end
investment companies by any state in which shares
of such Series are then qualified. Such
reimbursement, if any, will be made by the
Adviser to the Trust within five days after the
end of each month. For the purpose of this
subparagraph (d), the term "fiscal year" shall
include the portion of the then current fiscal
year which shall have elapsed at the date of
termination of this Agreement.
      10.	The services of the Adviser to the Trust are not to be
deemed exclusive, the Adviser being free to render services to others and to engage in other activities. Without relieving the Adviser of its duties hereunder and subject to the prior approval of the Trustees and subject further to compliance with applicable provisions of the Investment Company Act, as amended, the Adviser may appoint one or more agents to perform any of the functions and services which are to be provided under the terms of this Agreement upon such terms and conditions as may be mutually agreed upon among the Trust, the Adviser and any such agent.

      11. 	The Adviser shall not be liable to the Trust or to any
shareholder of the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust or by any shareholder of the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Adviser in the performance of its duties hereunder.

      12.	It is understood that:

(a)	Trustees, officers, employees, agents and
shareholders of the Trust are or may be
"interested persons" of the Adviser as directors, officers, shareholders or otherwise;

(b)	Directors, officers, employees, agents and
stockholders of the Adviser are or may be "interested persons" of the Trust as Trustees, officers, shareholders or otherwise; and

(c)	The existence of any such dual interest shall not
affect the validity hereof or of any transactions hereunder.

      13. 	This Agreement shall become effective with respect to
the Existing Series as of the date stated above, and with respect to any Additional Series, on the date specified in any amendment to this Agreement reflecting the addition of each Additional Series in accordance with paragraph 2 (the "Amendment Date"). Unless terminated as herein provided, this Agreement shall remain in full force and effect until December 31, 2006 with respect to each Existing Series and until December 31st of the first full calendar year following the Amendment Date with respect to each Additional Series, and shall continue in full force and effect for periods of one year thereafter with respect to each Series so long as (a) such continuance with respect to any such Series is approved at least annually by either the Trustees or by a "vote of the majority of the outstanding voting securities" of such Series and (b) the terms and any continuation of this Agreement with respect to any such Series have been approved by a vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" of any such party cast in person at a meeting called for the purpose of voting on such approval.

      Any approval of this Agreement by a vote of the holders of a "majority of the outstanding voting securities" of any Series shall be effective to continue this Agreement with respect to such Series notwithstanding (a) that this Agreement has not been approved by a "vote of a majority of the outstanding voting securities" of any other Series of the Trust affected thereby and (b) that this Agreement has not been approved by the holders of a "vote of a majority of the outstanding voting securities" of the Trust, unless either such additional approval shall be required by any other applicable law or otherwise.

      14. 	The Trust may terminate this Agreement with respect to
the Trust or to any Series upon 60 days' written notice to the Adviser at any time, without the payment of any penalty, by vote of the Trustees or, as to any Series, by a "vote of the majority of the outstanding voting securities" of such Series. The
Adviser may terminate this Agreement upon 60 days' written notice to the Trust, without the payment of any penalty. This
Agreement shall immediately terminate in the event of its "assignment".

      15. 	The terms "majority of the outstanding voting
securities", "interested persons" and "assignment", when used herein, shall have the respective meanings in the Investment
Company Act.

      16.	In the event of termination of this Agreement, or at
the request of the Adviser, the Trust will eliminate all reference to "Phoenix" from its name, and will not thereafter transact business in a name using the word "Phoenix" in any form or combination whatsoever, or otherwise use the word "Phoenix" as a part of its name. The Trust will thereafter in all prospectuses, advertising materials, letterheads, and other material designed to be read by investors or prospective investors delete from the name the word "Phoenix" or any approximation thereof. If the Adviser chooses to withdraw the Trust's right to use the word "Phoenix," it agrees to submit the question of continuing this Agreement to a vote of the Trust's shareholders at the time of such withdrawal.

      17. 	It is expressly agreed that the obligations of the
Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or be binding upon or impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

      18.	This Agreement shall be construed and the rights and
obligations of the parties hereunder in accordance with the laws of the State of Delaware.

      19.	Subject to the duty of the Adviser and the Trust to
comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Series and any Additional Series that may be named, and the actions of the Adviser and the Trust in respect thereof.

      20.	The Adviser will not advise or act on behalf of the
Series in regard to class action filings, with respect to any securities held in the Series Portfolio.



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.


PHOENIX INVESTMENT TRUST 06


By: /s/ Daniel T. Geraci
Name:	Daniel T.
Geraci
Title:	President


PHOENIX INVESTMENT COUNSEL, INC.


By: /s/ John H. Beers
Name:	John H. Beers
Title:	Vice President
and Clerk



SCHEDULE A



Name of Series
Investment Advisory Fee

First $50
Million
Next $450
Million
$500+
Million




Phoenix All-Cap
Growth Fund

0.90%
0.80%
0.70%
Phoenix Nifty Fifty
Fund
0.90%
0.80%
0.70%
Phoenix Small-Cap
Growth Fund

1.00%
0.90%
0.80%